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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 12, 2003, except for Note 14, as to which the date is March 25, 2003 relating to the financial statements of MarkWest Energy Partners, L.P. and MarkWest Hydrocarbon Midstream Business, our report dated August 8, 2003 relating to the financial statements of PNG Corporation and its subsidiaries, and our report dated December 17, 2003 relating to the consolidated balance sheet of MarkWest Energy GP, L.L.C. which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
December 18, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS